UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2014

Date of Report
(Date of Earliest Event Reported)

IMAGING DIAGNOSTIC SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Florida	0-26028	22-2671269
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

1291-B NW 65 PLACE
FORT LAUDERDALE, FL 33309

(Address of principal executive offices)

(Former address if changed from Last Report)

(954) 581-9800

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 27, 2014, Imaging Diagnostic Systems Inc. (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Viable International Investments, LLC, a Florida limited liability company owned by a group of foreign private investors (“Viable”).  The Securities Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Viable will purchase 600 shares of newly created Series M Convertible Preferred Stock (the “Preferred Stock”) at $10,000 per share for a total purchase price of $6,000,000. Upon the execution of the Securities Purchase Agreement, Viable paid a non-refundable deposit in the amount of $100,000 to the Company.

The Preferred Stock carries a 9% cumulative annual dividend, a liquidation preference of $10,000 per share is convertible into common stock at any time, at a ratio of 147,282,723 shares of common stock for each share of Preferred Stock and votes on an as-converted basis with the Company’s common stock on all matters submitted to a vote of shareholder based on the Company’s existing common shares outstanding, the 600 shares of Preferred Stock, once purchased, would represent a 90% voting and economic interest in the Company’s capital stock. With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank equally on with the Company’s Series L Preferred Stock, and will rank senior to the Company’s common stock.

The purchase of the Preferred Stock is scheduled in three tranches.  The first closing date is July 31, 2014.  At that time, Viable has agreed to purchase 250 shares of Preferred Stock for $2,500,000.  Upon the first closing, these shares of Preferred Stock will represent 78.9% of all issued and outstanding capital stock of the Company.  Consequently, the first closing will result in a change of control of the Company.

The second closing is scheduled for July 31, 2015, at which time Viable is required to purchase 200 shares of Preferred Stock for a purchase price of $2,000,000.  The third closing shall occur on a date within 14 days after the Company receives FDA Pre-Market Approval (“PMA”) for its CTLM® system (as to which there can be no assurance).  At that time, Viable has agreed to purchase 150 shares of Preferred Stock for a purchase price of $1,500,000.

Notwithstanding the foregoing, Viable shall have no obligation to consummate the second closing or the third closing if, as of the time scheduled for each such closing, the Company has sufficient available cash to service its debts and pay its operating expenses in the ordinary course of business, as determined by the Company’s Board of Directors in its good faith business judgment

While the Company believes that Viable, through its principals, has the ability to close the Preferred Stock purchase transactions contemplated by the Securities Purchase Agreement, there can be no assurance that any such closings will occur.  If Viable fails to close as contemplated, the Company would be materially adversely affected and may have to cease operations due to a lack of funding

The above description of the Securities Purchase Agreement does not purport to be complete and is intended as a summary of the principal terms of the agreement, a copy of which is attached as an exhibit to this report.

2

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated as of June 27, 2014, between Imaging Diagnostic Systems, Inc. and Viable International Investments, LLC.

10.2	Form of Certificate of Designations, Rights and Preferences with limitations of 600 shares of Series M Convertible Preferred Stock.

3

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.

Date: July 1, 2014	/s/ Richard J. Grable II
	By:	Richard J. Grable II
President

4